Exhibit 99.1

VESTIN ANNOUNCES SENIOR MANAGEMENT CHANGES

Las Vegas — December 3, 2004 — Vestin Group, Inc. (Nasdaq: VSTN) today announced the resignation of Lance Bradford as chief financial officer and treasurer, effective January 1, 2005. John Alderfer will resume his former responsibilities as chief financial officer effective as January 1, 2005.

      Mr. Bradford, who has been with Vestin since 1998, will remain as a member of the board of directors. He said that, “After serving Vestin for many years in a variety of capacities I have decided that it is now time to focus on L.L. Bradford & Company, a Certified Public Accounting firm, which will continue to provide financial, tax and consulting services to Vestin. I have enjoyed my tenure at Vestin and look forward to continuing our relationship with the company.”

     John Alderfer, who has previously served as chief financial officer from September 2002 until February 2004 when he retired remaining as a consultant on special real estate projects, has returned to the company to succeed Mr. Bradford. Mr. Alderfer brings more than 30 years of finance and operations knowledge to Vestin Group, coupled with extensive experience managing public companies. He has served as Senior Vice President, Treasurer and Chief Financial Officer of Alliance Gaming Corporation (NYSE: AGI) and held senior management positions at Summa Corporation and the estate of Howard R. Hughes.

     Michael Shustek, president and chief executive officer said, “Over the years Lance has made invaluable contributions to Vestin and Vestin’s growth and we will miss him as a day-to-day colleague. I am pleased, however, that Lance will remain on the board and remain a contributor to the company through L.L. Bradford. Additionally, I’m very gratified that John Alderfer has agreed to return to the company full time as chief financial officer. He brings to the company a breadth of experience that is extraordinary, as well as a strong knowledge of the company’s operations.”

About Vestin Group
Vestin Group, Inc., through its subsidiaries, is engaged in asset management, real estate lending, and other financial services. Its subsidiary, Vestin Mortgage, has facilitated more than $1.5 billion in lending transactions since 1995. Through Vestin Mortgage, Vestin Group manages three funds, Vestin Fund I, LLC, Vestin Fund II, LLC, and Vestin Fund III, LLC. These Funds have in the aggregate approximately $500 million in total assets.

Certain statements contained herein are forward-looking statements that have been made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the actual results in the future periods or plans for future periods to differ materially from those described herein as anticipated, believed, or estimated.

Contact:
Steven D. Stern
Stern And Company
702-734-3388